POOL CORPORATION TO ACQUIRE PORPOISE POOL & PATIO
Expands distribution network and customer base in key markets; adds retailer support capabilities
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COVINGTON, LA. (November 10, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that it has signed a definitive agreement to acquire Largo, Florida-based Porpoise Pool & Patio, Inc., including its main operating subsidiaries, Sun Wholesale Supply, Inc. and Pinch A Penny, Inc. Sun Wholesale Supply, Inc. is a wholesale distributor of swimming pool and outdoor-living products, including a specialty chemical packaging operation, selling primarily to Pinch A Penny franchisees. Pinch A Penny, Inc. is the largest franchisor of pool and outdoor living-related specialty retail stores in the United States with approximately 260 independently owned and operated franchised stores in Florida, Texas, Louisiana, Alabama and Georgia and brings substantial opportunities for expansion.
“We are excited about combining our industry-leading distribution capabilities with Porpoise Pool & Patio’s well-established customer base, world-class chemical packaging operation, history of operational excellence, and strong growth-oriented Pinch A Penny brand. Since its founding over 45 years ago, Pinch A Penny has steadily grown and developed into a leading franchisor of swimming pool specialty retail stores and one of the highest-rated U.S. retail store franchise networks,” said Peter D. Arvan, POOLCORP President and CEO. “The addition of the Pinch A Penny franchise network to POOLCORP's North American distribution business brings substantial growth and operating synergies for both existing independent retail customers and independent franchisees.”
“Pinch A Penny was founded by my father, Fred Thomas, on the premise of providing value, quality and service to our customers, offering everything needed to operate and enjoy a swimming pool or spa. Joining with POOLCORP is an extraordinary opportunity to ensure the continuation, and future expansion, of that legacy,” said John Thomas, CEO of Porpoise Pool & Patio.
“This strategic combination of Pinch A Penny’s established retail support capabilities, Sun Wholesale’s central distribution and chemical packaging operations with POOLCORP’s national footprint, product breadth and resources provides a powerful platform for accelerated growth and enhanced retail customer experience,” added Jim Eisch, Porpoise Pool & Patio President and COO.
The pending acquisition strengthens both companies' distribution networks, broadens POOLCORP’s sales channels and expansion opportunities in key pool markets, and provides Porpoise Pool & Patio with access to a convenient and expanded range of products through POOLCORP’s sales center network. POOLCORP will also benefit from an in-house, world-class chemical packaging operation. POOLCORP expects the net revenue growth contribution to be similar to that realized from other recently completed acquisitions and plans to use borrowings available from its newly expanded revolving credit facility and cash on hand to fund the acquisition.
The parties anticipate completing the transaction by December 31, 2021, subject to the satisfaction of regulatory and other customary closing conditions.
About Pool Corporation
Pool Corporation is the world's largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 410 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers.
For more information about POOLCORP, please visit www.poolcorp.com.

About Porpoise Pool & Patio, Inc.
Porpoise Pool & Patio, Inc. is the parent company of Pinch A Penny, Inc., the nation’s largest franchised provider of swimming pool and outdoor living products to specialty retail stores, and Sun Wholesale Supply, Inc., a wholesale distributor of swimming pool and outdoor living products and a specialty chemical packaging operation, primarily serving Pinch A Penny franchisees.
Founded in 1975, Pinch A Penny Pool Patio Spa has grown from one store to over 260 locations across the Southeastern U.S. and Texas. Priding itself on its superior customer service and expertise, the brand has been included in top industry rankings, such as the 2021 Entrepreneur Franchise 500, Franchise Business Review Top 200, Franchise Gator Top 100 and Franchise Times Top 200+, as well as Franchise Business Review's Top Franchises for Women and Top Franchises for Veterans. Additionally, Pinch A Penny was selected as the silver winner for Franchise Update's prestigious STAR Award for Franchisee Satisfaction and named one of the Top 50 Recession-Proof Franchises by Franchise Business Review. For more information, visit www.PinchAPenny.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release, and POOLCORP undertakes no obligation to publicly update them. Actual results may differ materially due to a variety of factors, including the ability of the parties to timely and successfully satisfy all closing conditions to the transaction, impacts on the parties’ businesses from the COVID-19 pandemic, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2020 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC). There can be no assurance that the proposed acquisition or any other transaction described above will, in fact, be consummated in the manner described above or at all.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com